Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2010 FIRST QUARTER

RESULTS AND UPDATES ITS 2010 BUSINESS OUTLOOK

MERIDIAN, Idaho (February 4, 2010) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its first quarter ended December 31, 2009.

Highlights:

•                  Operating income increased 31% to $12.7 million, compared to the same period in the prior fiscal year.  Net income increased 32% to $7.8 million, compared to the same period in the prior fiscal year.  Diluted earnings per share increased to $0.63 compared to $0.48 in the same period of the prior fiscal year, an increase of 31%.

•                  Total revenues were $236.1 million for the quarter, 2% higher than revenues for the same period in the prior fiscal year.  Revenues from companion animal products continued to grow in line with our historical double-digit growth rates.  However, production animal revenues decreased due to a change in a livestock contract with one of our largest vendors and unfavorable economic conditions for livestock producers.

•                  Gross profit was $36.0 million for the quarter, 7% higher than gross profit for the same period in the prior fiscal year.  Gross profit as a percentage of revenues was 15.3% for the quarter, compared to 14.5% for the same period in the prior fiscal year.

•                  Selling, general and administrative (“SG&A”) expenses as a percentage of total revenues were 9.5% for the quarter, compared to 10.0% for the same period in the prior fiscal year.

•                  Internet sales to independent veterinary practices and producers grew by approximately 34% for the quarter compared to the same period in the prior fiscal year.  Our product sales from the internet as a percentage of sales increased to 32% for the quarter as compared to 27% for the same period in the prior fiscal year.

•                  We completed the quarter with $10.8 million of cash and no outstanding borrowings on our $70 million credit line.

•                  We hired several new sales representatives near the end of the quarter to bring our total to 204 field sales representatives and 143 telesales representatives as of December 31, 2009, compared to 189 and 141, respectively, as of September 30, 2009.

“MWI’s team exceeded our expectations for earnings, margins, expense control, internet sales and hiring of sales reps,” said Jim Cleary, President and Chief Executive Officer.  “Our revenue growth for companion animal products was very strong while our production animal revenues were impacted by a vendor contract change and unfavorable economic conditions for livestock producers.  This change in the mix of product revenues contributed to our increased profit during the quarter.  Additionally, our team delivered record earnings by providing outstanding service to our customers and vendors, while controlling expenses.  I would like to thank our entire team for their continued focus on MWI’s core values of customer service, integrity, dedication, innovation and quality.”

Quarter ended December 31, 2009 compared to quarter ended December 31, 2008

Total revenues grew 2% to $236.1 million for the quarter ended December 31, 2009, compared to $231.8 million for the quarter ended December 31, 2008.  Revenue growth from companion animal product sales continued to increase in line with historical double-digit growth rates.  Revenue from production animal product sales was negatively impacted by a change in a livestock contract with one of our largest vendors from the contract that was in place during the quarter ended December 31, 2008, as well as unfavorable economic conditions for livestock producers.  Additionally, there were several price increases announced in the prior year that were effective on January 1, 2009 which caused increased buying to occur during the quarter ended December 31, 2008.  There was not the same level of price increases announced during the quarter ended December 31, 2009.  Commissions grew 24% to $3.6 million for the quarter ended December 31, 2009, compared to $2.9 million for the quarter ended December 31, 2008.  The increase in commissions was partially due to incentives that were achieved during the quarter ended December 31, 2009 that were not achieved in the same period of the prior fiscal year.

Gross profit increased by 7% to $36.0 million for the quarter ended December 31, 2009, compared to $33.7 million for the quarter ended December 31, 2008.  Gross profit as a percentage of total revenues was 15.3% for the quarter ended December 31, 2009, compared to 14.5% for the quarter ended December 31, 2008.  Our product margin improved due to a change in the mix of product revenues for the quarter ended December 31, 2009, compared to the same period in the prior fiscal year. Vendor rebates for the quarter ended December 31, 2009 decreased by approximately $850,000 compared to the quarter ended December 31, 2008.  This decrease was primarily a result of the elimination of the livestock rebate opportunity from one of our largest vendors, partially offset by improvements in rebates from other vendors.  Our gross profit also benefited from an improvement in freight costs as a percentage of total revenues compared to the same period in the prior fiscal year.

Operating income increased 31% to $12.7 million for the quarter ended December 31, 2009, compared to $9.7 million for the quarter ended December 31, 2008.  SG&A expenses as a percentage of total revenues were 9.5% for the quarter ended December 31, 2009, compared to 10.0% for the quarter ended December 31, 2008.  SG&A expenses decreased 3% to $22.4 million for the quarter ended December 31, 2009, compared to $23.1 million for the quarter ended December 31, 2008.  The dollar decrease was primarily due to a lower bad debt expense, location expenses and travel expenses.  Our allowance for doubtful accounts increased approximately $215,000 during the quarter ended December 31, 2009, compared to approximately $650,000 during the quarter ended December 31, 2008.

Net income increased 32% to $7.8 million for the quarter ended December 31, 2009, compared to $5.9 million for the quarter ended December 31, 2008.  Diluted earnings per share were $0.63 and $0.48 for the quarters ended December 31, 2009 and 2008, respectively, an increase of 31%.  Our cash balance as of December 31, 2009 was $10.8 million and we had no outstanding borrowings on our $70 million credit line. Receivables as of December 31, 2009 decreased 6% compared to September 30, 2009 to $133.5 million due to the collection of accounts with extended billing terms that were offered during the quarter ended September 30, 2009. Inventories as of December 31, 2009 increased 13% compared to September 30, 2009 to $131.7 million due to the strategic purchase of inventory from certain vendors as incentives were offered for those purchases. Accounts payable as of December 31, 2009 decreased 7% compared to September 30, 2009 to $109.6 million due primarily to the timing of our payments for inventory.

Business Outlook

The Company updates its previous estimates for the fiscal year ending September 30, 2010. The Company continues to expect revenues will be from $1.0 billion to $1.035 billion, which represents growth of 6% to 10% compared to revenues in fiscal year 2009.  The Company increases its estimate that diluted earnings per share will be from $2.26 to $2.32 per share, which represents growth of 12% to 15% compared to diluted earnings per share in fiscal year 2009.  These estimates are based on the Company’s current and expected vendor contracts which typically undergo annual renegotiation and which may include terms such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on February 4, 2010 at 11:00 a.m. eastern standard time to discuss these results and its fiscal year 2010 business outlook in greater detail.  Participants can access the conference call by dialing (888) 812-8536 and international callers can access the conference call by dialing (913) 312-0712.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through February 18, 2010 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 9772475.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; vendor rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.

 (Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Quarter Ended December 31,
Statements of Income	2009	2008
Revenues	$236,111	$231,819
Cost of product sales	200,102	198,164
Gross profit	36,009	33,655
Selling, general and administrative expenses	22,421	23,133
Depreciation and amortization	855	835
Operating income	12,733	9,687
Interest expense	(40)	(64)
Other income	164	215
Income before taxes	12,857	9,838
Income tax expense	(5,023)	(3,889)
Net income	$7,834	$5,949
Net income per share - diluted	$0.63	$0.48
Weighted average common shares outstanding - diluted	12,356	12,295

	December 31,	September 30,
Condensed Consolidated Balance Sheets	2009	2009
Assets
Cash	$10,841	$14,302
Receivables, net	133,501	142,485
Inventories	131,689	116,119
Prepaid expenses and other current assets	3,440	3,946
Deferred income taxes	1,793	1,517
Total current assets	281,264	278,369

Property and equipment, net	9,079	9,313
Goodwill	37,610	37,610
Intangibles, net	9,987	10,194
Other assets, net	2,490	2,433
Total Assets	$340,430	$337,919

Liabilities
Line-of-credit	$—	$—
Accounts payable	109,565	117,830
Accrued expenses	13,054	10,767
Current portion of long-term debt	97	97
Total current liabilities	122,716	128,694

Deferred income taxes	1,510	1,298

Stockholders’ Equity	216,204	207,927

Total Liabilities and Stockholders’ Equity	$340,430	$337,919